14298251.4 - 02/20/26

EXHIBIT B

Corsair Capital Partners, L.P.

Corsair Capital Partners 100, L.P.

Corsair Capital Investors, Ltd.

Corsair Capital Management, L.P.

Jay R. Petschek

Steven Major